Exhibit 99.1

Contact:	Paul Dickard (Media)
(201) 573-3120

Joe Fimbianti (Analysts)
(201) 573-3113

Ingersoll Rand Names Michael Lamach, President and Chief Operating Officer

•	Herbert Henkel to remain chairman and chief executive officer

•	The Board of Directors has created this new role to ensure a smooth leadership transition in anticipation of Henkel’s retirement in 2010

Hamilton, Bermuda, February 9, 2009 – Ingersoll-Rand Company Limited (NYSE:IR) today announced the appointment of Michael Lamach to the newly created role of president and chief operating officer for the company. In this new role, all Ingersoll Rand business sector leaders will report to Lamach. Herbert Henkel will remain as chairman and chief executive officer and has announced his intention to retire in 2010.

“The Board of Directors has named Mike Lamach president and chief operating officer as the first step in our effort to ensure a smooth transition upon the retirement of Herbert Henkel in 2010,” said Tony White, lead director of Ingersoll Rand’s Board of Directors and former chairman, president and chief executive officer, Applera Corporation. “Mike has a keen knowledge of our businesses, and he is driving the realization of growth and cost synergies from the acquisition of Trane.”

“Since joining Ingersoll Rand five years ago, Mike has earned the confidence and respect of our Board of Directors, his peers and the employees of our company,” said Henkel. “Personally, I look forward to continuing to work closely with Mike to ensure that Ingersoll Rand can realize the potential of our transformed portfolio of businesses.”

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Lamach was named president of Trane Commercial Systems in June of 2008. Previously, he was elected senior vice president of Ingersoll Rand and named president of Ingersoll Rand’s Security and Safety Sector in February 2004. He joined Ingersoll Rand after 18 years with Johnson Controls in both the automotive and controls businesses, where he progressively advanced into leadership roles with greater global responsibility.”

Lamach received a bachelor’s degree in engineering from Michigan State University and a master’s degree in business administration from Duke University. He serves on the Board of Directors of Iron Mountain Inc. (NYSE: IRM).

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Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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